Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148125 on Form S-8 and in Registration Statement No. 333-151518 on Form F-3 of our reports dated May 28, 2010, relating to the consolidated financial statements and financial statement schedule of China Sunergy Co., Ltd.(the "Company") and subsidiaries (collectively referred to as the "Group"), and the effectiveness of the Company and the Group's internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company, for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
May 28, 2010